UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2004

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 5. Other Events and Required FD Disclosure.

On June 21, 2004, Independence Holding Company issued a press release announcing continuation of stock buy back program with authorization to repurchase up to 250,000 additional shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	June 21, 2004

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD (203) 358-8000

STAMFORD, CONNECTICUT 06902 www.Independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY

ANNOUNCES CONTINUATION OF STOCK BUY BACK PROGRAM

WITH AUTHORIZATION TO REPURCHASE UP TO 250,000 ADDITIONAL SHARES

Stamford, Connecticut, June 21, 2004. Independence Holding Company ("IHC") (NASDAQ: INHO) announced today that its Board of Directors has approved the continuation of its share repurchase program and authorized the acquisition in the open market of up to 250,000 additional shares of the Company's common stock (before giving effect to the 80% stock dividend). The timing and price of any purchases will be at the sole discretion of IHC's management, and the program may be discontinued or suspended at any time. Since the initiation of IHC's repurchase program in 1991, approximately 3 million net shares have been acquired at a cost of $28 million.

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Security Life markets medical stop-loss, long-term and short-term disability, and group life and managed health care products. Madison National Life sells group life and disability, medical stop-loss, credit life and disability and individual life insurance.